Exhibit 99.1

Newfield Announces Sale of its Remaining Gulf of Mexico Assets

 The Woodlands, Texas – September 18, 2012 –Newfield Exploration Company (NYSE: NFX) today announced signing an agreement to sell its remaining assets in the Gulf of Mexico to W&T Offshore, Inc. Including today’s agreement and dispositions closed in late 2011 and early 2012, total asset sales culminating in the Company’s exit from the Gulf of Mexico generated approximately $300 million.

“This is another positive step along our path of better aligning our people and capital investments on our plays of the future,” said Lee K. Boothby, Chairman, President and CEO. “Our focus today is on driving strong oil and liquids growth and increasing cash flow from our core assets onshore U.S. and in Southeast Asia.”

The most recent agreement includes the planned disposition of interests in the Company’s remaining 12 fields. The effective date of the transaction is July 1, 2012 and it is expected to close in October 2012. Including the expected closing of this transaction, total year-to-date proceeds from non-strategic asset sales will be approximately $580 million.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. The Company has international operations in Malaysia and China.

**This release contains forward-looking statements. All statements, other than historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. Although the Company believes that these expectations are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks, many of which are beyond the control of the Company, and may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. See "Risk Factors" in the Company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com